Exhibit 10.1

Arlo Technologies, Inc.

Amended and Restated
Non-Employee Director Compensation Policy

Effective Date: June 18, 2026

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Arlo Technologies, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service. An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This policy may be amended and/or restated at any time in the sole discretion of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1. Annual Board Service Retainer:
a. All Eligible Directors: $45,000
b. Chair of the Board Service Retainer (in addition to Eligible Director Service Retainer): $50,000

2. Annual Committee Chair Service Retainer:
a. Chair of the Audit Committee: $22,000
b. Chair of the Compensation Committee: $15,000
c. Chair of the Nominating and Corporate Governance Committee: $10,000
d. Chair of the Cybersecurity Committee: $20,000
d. Chair of the Strategic and Capital Allocation Committee: $10,000

3. Annual Committee Member Service Retainer (not applicable to Committee Chairs):
a. Member of the Audit Committee: $10,000
b. Member of the Compensation Committee: $7,500
c. Member of the Nominating and Corporate Governance Committee: $5,000
d. Member of the Cybersecurity Committee: $10,000
d. Member of the Strategic and Capital Allocation Committee: $5,000

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2018 Equity Incentive Plan (the “Plan”).

1. Initial Grant: On the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted a Restricted Stock Unit (“RSU”), with such number of shares of common stock covering such RSU equal to $180,000, with such dollar amount pro-rated for the date of such initial election or appointment in relation to the date of the previous annual meeting of stockholders, divided by the closing price of the common stock as reported on the New York Stock

Exchange on the date of the grant (rounded down to the nearest whole share) (the “Initial Grant”). The Initial Grant will fully vest on the date of the next annual meeting of stockholders, subject to the Eligible Director’s continued service through each such vesting date.

2. Annual Grant: On the date of each annual meeting of the stockholders of the Company, each Eligible Director who continues to serve as a non-employee member of the Board following such annual meeting of stockholders, will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted a RSU, with such number of shares of common stock covering such RSU equal to $195,000 divided by the closing price of the common stock as reported on the New York Stock Exchange on the date of the grant (rounded down to the nearest whole share) (the “Annual Grant”). The Annual Grant will fully vest on the date of the following year’s annual meeting of stockholders, subject to the Eligible Director’s continued service through such vesting date.

Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as an Outside Director (as defined in the Plan) shall in no event exceed the limits set forth in the Plan.

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